UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  April 11, 2007

NUTRACEA
(Exact Name of Registrant as Specified in Charter)

California	0-32565	87-0673375
(State or other jurisdictionof incorporation)	(Commission File Number)	(IRS EmployerIdentification No.)

5090 N. 40th Street, Suite 400
Phoenix, AZ	85018
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (602) 522-3000

1261 Hawk’s Flight Court
El Dorado Hills, California 95762
(Former name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b)  Effective April 11, 2007, Ike E. Lynch resigned as Chief Operating Officer of NutraCea.  Mr. Lynch will continue as a consultant to NutraCea.

(c)  Effective April 11, 2007, Leo G. Gingras was appointed as Chief Operating Officer of NutraCea.  Mr. Gingras, 49, has served as Special Assistant to NutraCea’s Chief Operating Officer since March 15, 2007.  Prior to joining NutraCea, Mr. Gingras served as Vice President of Soy Processing and Technical Services for Riceland Foods, a major rice and soybean processor, from November 2000 until March 2007.  Before November 2000, Mr. Gingras held various positions at Riceland Foods, including Manager of Oil Operations and Quality Assurance Manager.  During his appointments at Riceland Foods, Mr. Gingras oversaw several hundred employees and business units with sales over $320 million.  Prior to Mr. Gingras’ employment at Riceland Foods, he was the Research and Development Manager at Lou Ana Foods, Inc., a company with annual sales of $120 million that processes, packages and markets edible oils.

Mr. Gingras executed his employment offer letter on February 8, 2007 and began employment on March 15, 2007.  Pursuant to the employment arrangement, NutraCea agreed to pay Mr. Gingras an annual salary of $220,000.  In addition, NutraCea paid to Mr. Gingras a sign-on bonus of $150,000.  If Mr. Gingras voluntarily resigns before March 15, 2010, Mr. Gingras will be required to repay to NutraCea a portion of his sign-on bonus equal to $4,167 times the number of months between the date of his resignation and March 15, 2010.  Mr. Gingras also is eligible to earn an annual bonus for 2007 of at least $20,000, with the actual size of this bonus to be determined by NutraCea’s Board of Directors or Compensation Committee.  In connection with Mr. Gingras becoming an employee of NutraCea, NutraCea granted to Mr. Gingras an employee stock option to purchase 250,000 shares of common stock at a price per share of $2.63.  His employee stock option vests monthly as to 1/36th of the option shares over three years.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUTRACEA

Date: April 11, 2007	By:	/s/ Brad Edson
Brad Edson
Chief Executive Officer
(Duly Authorized Officer)